EXHIBIT 10.2

UNITY BANCORP, INC.

Supplemental Executive Retirement Plan for

James A. Hughes

PREAMBLE

This Unity Bancorp, Inc. Supplemental Executive Retirement Plan, established as of January 1, 2014 (the “Effective Date”), is for the benefit of James A. Hughes, President and Chief Executive Officer of the Company and the Bank (hereinafter, the “Executive”).

The purpose of the Plan is to provide the Executive with a nonqualified Retirement Benefit commencing at retirement at or after age 66, subject to the terms of the Plan. Capitalized terms are defined in Article 1 below.

The Plan is intended to be an unfunded, nonqualified deferred compensation plan. Neither the Company nor the Bank shall segregate or otherwise identify specific assets to be applied to the purposes of the Plan, nor shall any of them or the Committee established under this Plan be deemed to be a trustee of any amounts to be paid under the Plan. Any liability of the Employer to Executive with respect to benefits payable under the Plan shall be based solely upon such contractual obligations, if any, as shall be created by the Plan, and shall give rise only to a claim against the general assets of the Company. No such liability shall be deemed to be secured by any pledge or any other encumbrance on any specific property of the Company or the Bank.

Article I.

DEFINITIONS

The following words and phrases shall have the meanings hereafter ascribed to them. Those words and phrases, which have limited application, are defined in the respective Articles in which such terms appear.

1.1“Bank” means Unity Bank or any successor thereto by merger, consolidation or otherwise by operation of law.

1.2“Beneficiary” means such living person or living persons designated by the Executive in accordance with Article 4 to receive the Retirement Benefit after his death, or  his personal or legal representative, all as herein described and provided. If no Beneficiary is designated by the Executive or if no Beneficiary survives the Executive, the Beneficiary shall be the Executive's estate.

1.3“Board” means the Board of Directors of the Company, as duly constituted from time to time.

1.4“Cause” means (a) an act of fraud, embezzlement or theft by the Executive, the Executive's willful misconduct, inappropriate or unprofessional behavior, which brings material harm to the Employer (as determined by the Employer), breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar minor offenses, which do not adversely effect Employer’s reputation or standing in the community), or a material breach of any provision of this Agreement, Executive’s Employment Agreement with the Company and the Bank or any other similar agreement. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interest of the Employer.

1.5“Change in Control” means:

(a)A reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company or a similar transaction in which the Company is either not the resulting entity or a “beneficial owner” (as defined in Rule13-d under the Securities Exchange Act of 1934 (the “Exchange Act”)), directly or indirectly, of securities of the Company representing 35% or more of the Company’s outstanding securities ordinarily having the right to vote at the election of directors; or

(b)Individuals who constitute the Incumbent Board (as herein defined) of the Company cease for any reason to constitute a majority thereof; or

(c)The occurrence of an event of a nature that would be required to be reported in response to Item 1 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act; or

(d)Without limitation, a “change in control” shall be deemed to have occurred at such time as any “person” (as the term is used in Section 13(d) and 14(d) of the Exchange Act), other than the Company or the trustees or any administrator of any employee stock ownership plan and trust, or any other employee benefit plans established by Employer from time-to-time, is or becomes a “beneficial owner,” directly or indirectly, of securities of the Company representing 35% or more of the Company’s outstanding securities ordinarily having the right to vote at the election of directors; or

(e)A proxy statement soliciting proxies from stockholders of the Company is disseminated by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by the Company; or

(f)A tender offer is made for 35% or more of the voting securities of the Company and shareholders owning beneficially or of record 35% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender and such tendered shares have been accepted by the tender offeror.

For these purposes, “Incumbent Board” means the Board of Directors of the Company on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as if he were a member of the Incumbent Board.

1.6“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.7“Committee” means the Compensation and Benefits Committee of the Board.

1.8“Company” means Unity Bancorp, Inc. or any successor thereto by merger, consolidation or otherwise by operation of law.

1.9“Confidential Information” means business methods, creative techniques and technical data of the Company, the Bank and their affiliates that are deemed by the Company, the Bank or any such affiliate to be and are in fact confidential business information of the Company, the Bank or its affiliates or are entrusted to the Company, the Bank or its affiliates by third parties, and includes, but is not limited to, procedures, methods, sales relationships developed while the Executive is in the service of the Company, the Bank or their affiliates, knowledge of customers and their requirements, marketing plans, marketing information, studies, forecasts and surveys, competitive analyses, mailing and marketing lists, new business proposals, lists of vendors, consultants, and other persons who render service or provide material to the Company, the Bank or their affiliates, and compositions, ideas, plans, and methods belonging to or related to the affairs of the Company, the Bank or their affiliates, except for such information as is clearly in the public domain, provided, that information that would be generally known or available to persons skilled in the Executive's fields shall be considered to be “clearly in the public domain” for this purpose.

1.10“Disability” means (i) the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) the Executive is receiving income replacement benefits for a period of not less than three months from the Employer’s accident and health plan by reason of the Executive’s medically-determined physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

1.11“Employer” means the Bank and/or the Company, and any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise.

1.12“Plan” means the Unity Bancorp, Inc. Supplemental Executive Retirement Plan, as herein set forth, and as it may hereafter be amended from time to time.

1.13“Plan Year” means the period from the Effective Date through December 31, 2014 and each calendar year thereafter within which the Plan is in effect.

1.14“Retirement Benefit” means the benefit described in Article 3.

1.15“Separation from Service” means a “separation from service” within the meaning of Treas. Reg. §1.409A-1(h) and in accordance with the default rules thereunder, which includes termination of a Executive's employment with the Company or the Bank, whether voluntarily or involuntarily, by reason of death, retirement, becoming disabled, resignation or discharge.

1.16“Year of Service” means a calendar year in which the Executive completes not less than 1,000 Hours of Service (as defined under Department of Labor Reg. §2530.200b-2) with the Employer.

Article II.

ELIGIBILITY AND VESTING

2.1The Plan is available to the Executive only.

2.2The Employer may, from time to time, remove the Executive from participation in the Plan; provided, however, that, subject to the applicable provisions of Articles 5, 9 and 10, such removal will not reduce the amount of the Executive’s vested Retirement Benefit under the Plan, as determined as of the date of the Executive's removal.

2.3As of January 1, 2014, the Executive shall be 70% vested in the Retirement Benefit described in Article 3. On each January 1 thereafter, Executive shall vest at a rate of three percent (3%) for each additional Year of Service, such that the Executive shall be fully vested in his Retirement Benefit after completing ten (10) Years of Service, as set forth below. Upon the Executive’s death or Disability, the Executive (or his Beneficiary, as applicable) shall be eligible for the vested portion of the Retirement Benefit as determined as of the date of death or Disability.

Vesting Dates	Percentage of Vested Retirement Benefit
January 1, 2015	73%
January 1, 2016	76%
January 1, 2017	79%
January 1, 2018	82%
January 1, 2019	85%
January 1, 2020	88%
January 1, 2021	91%
January 1, 2022	94%
January 1, 2023	97%
January 1, 2024	100%

Article III.

RETIREMENT BENEFIT

The Executive shall be entitled to a retirement benefit in the amount equal to One Hundred and Fifty-Six Thousand ($156,000) Dollars commencing on or after his attainment of age 66 (the “Retirement Benefit”), subject to the terms and conditions set for in Article 4 below and in other parts of this Agreement. The Retirement Benefit shall be adjusted annually thereafter by two (2) percent in accordance with the following schedule:

Year	Retirement Benefit
1	156,000
2	159,120
3	162,302
4	165,548
5	168,859
6	172,237
7	175,681
8	179,195
9	182,779
10	186,434
11	190,163
12	193,966
13	197,846
14	201,803
15	205,839

Article IV.

AMOUNT AND FORM OF PAYMENT

4.1Upon Executive’s Separation from Service for reasons other than Cause, subject to the other terms and conditions of this Plan, the Company shall pay to the Executive a Retirement Benefit, in fifteen annual installments, as follows:

(a)If the Executive’s Separation from Service occurs on or after attaining age 66, he shall be entitled to the full Retirement Benefit described in Article 3 above. The first annual installment shall be made on the first day of the seventh month following the date the Executive has attained age 66 and incurs a Separation from Service other than for Cause, death or Disability.

(b)If the Executive’s Separation from Service occurs prior to his attaining age 66 for reasons other than Cause, death or Disability, the Executive shall be paid the vested portion of the Retirement Benefit calculated as of the Executive’s date of Separation from Service. The first annual installment shall be made on the first day of the seventh month following the date the Executive has attained age 66 and incurs a Separation from Service other than for Cause, death or Disability.

(c)If the Executive’s Separation from Service is on account of Disability, the Executive shall be entitled to a Retirement Benefit as described in (b) above, the vested amount payable to be determined as of the date of the Executive’s Disability. Payment of the first annual installment shall be made no later than the first day of the second calendar month after the date of the Executive’s Disability. The amount of the Retirement Benefit shall not reduce the benefits to which the Executive is entitled pursuant to any Employer-provided disability plan or policy.

(d)If the Executive dies prior to the commencement of benefits under this Plan, his Retirement Benefit shall be calculated under (a) or (b), whichever is applicable, in each case the vested amount to be determined as of the Executive’s date of death. The annual installment payable to the Beneficiaries shall begin no later than the first day of the second calendar month following the date the Executive died. If the Executive dies after the commencement of his annual benefit payments, such payments shall continue to be made to the Executive’s Beneficiaries until the aggregate number of payments made to the Executive and his Beneficiaries equals the sum of 15.

(e)If the Executive dies after he has commenced receiving annual payments on account of Disability, such payments shall continue to be made to the Executive’s Beneficiaries until the aggregate number of annual payments to the Executive and his Beneficiaries equals the sum of 15.

Notwithstanding anything in this Plan to the contrary, amounts payable under  this Article 4 to the Executive or his Beneficiaries are contingent upon the Executive and/or the Beneficiaries, as applicable, timely signing and not revoking a release of all claims.

Article V.

REGULATORY PROVISIONS THAT MAY AFFECT EXECUTIVE’S RETIREMENT BENEFIT

5.1If the Executive is suspended from office and/or temporarily prohibited  from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. §1818(e)(3) or 8(g)(1) (12 U.S.C.§1818(g)(1) of the Federal Deposit Insurance Act (“FDIA”), as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the Employer shall freeze the Executive’s Retirement Benefit and its obligations under this Plan shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may restore the Retirement Benefit as of the date of his suspension.

5.2If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)((4) (12 U.S.C.

§1818(e)(4)  or  8(g)(1)  (12  U.S.C.§1818(g)(1)  of  the  FDIA,  all  obligations  of  the

Employer under this Plan shall terminate as of the effective date of the order, and Executive shall forfeit his entire Retirement Benefit.

5.3If the Bank is in default as defined in Section 3(x)(1) (12 U.S.C. §18139x)(1) of the FDIA, all obligations under this Plan shall terminate as of the date of default, but this paragraph shall not affect any vested rights.

5.4All obligations under this Plan shall be terminated, except to the extent determined that continuation of this Plan is necessary for the continued operation of the Bank: (i) by the New Jersey Department of Bank and Insurance (the “NJDBI”), at the time the Federal Deposit Insurance Corporation (the “FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12

U.S.C. §1823 of the FDIA; or (ii) by the NJDBI at the time the NJDBI approves a supervisory merger to resolve problems related to operation of the Bank when the Bank is determined by the NJDBI to be in an unsafe or unsound condition. Any vested rights shall not be affected by such action.

5.5Notwithstanding anything herein contained to the contrary, any Retirement Benefit under this Plan is subject to and conditioned upon its compliance with Section 18(k) of the FDIA, 12 U.S.C. §1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

Article VI.

CHANGE IN CONTROL BENEFITS

6.1Upon the occurrence of a Change in Control, and subject to the other terms and conditions of the Plan, the Executive shall become one hundred (100%) percent vested in the full Retirement Benefit described in Article 3 regardless of its then vested status, provided, that within six (6) months after the effective date of the Change in Control (A) the Executive’s employment with the Employer is involuntarily terminated for reasons other than Cause or; (B) the Executive terminates employment with the Employer voluntarily after being offered continued employment in a position that is not a Comparable Position (as defined herein) and the Executive also complies with the additional requirements of Article 6. A “Comparable Position” means a position that would (i) provide the Executive with base compensation and benefits that are comparable in the aggregate to those provided to the Executive prior to the Change in Control; (ii) be in a location that would not require the Executive to increase his daily one way commuting distance by more than fifty (50) miles as compared to the Executive’s commuting distance immediately prior to the Change in Control; and (iii) have job skill requirements and duties that are comparable to the requirements and duties of  the position held by the Executive prior to the Change of Control, regardless of job title and level and regardless of changes in the supervisor (or level of supervisor) to whom the Executive reports.

6.2Upon the occurrence of a Change in Control, the Executive shall have the right to elect to terminate his employment by resignation upon not less than thirty (30) days prior written notice to the Employer, which notice must be given by the Executive within five (5) months after the Change in Control. Notwithstanding the preceding sentence, the Executive, after giving due notice within the time frame prescribed above, shall not waive any of his rights by virtue of the fact that the Executive has submitted his resignation but has remained in the employment of the Employer beyond six (6) months after the Change in Control and is engaged in good faith discussions to resolve the situation described in Article 6.1(B) above. The Employer shall have thirty (30) days to remedy any condition set forth in Article 6.1(B) above; provided, however, that it shall be entitled to waive such period and make an immediate payment hereunder.

6.3Upon the occurrence of the events set forth in Article 6.1 entitling the Executive to payment of his Retirement Benefit, such Benefit shall be paid in annual installments with the first annual installment made on the first day of the seventh month following the date the Executive has attained age 66 and incurs a Separation from Service. The number of annual installments shall not exceed 15. Each annual installment shall be subject to applicable payroll taxes and withholdings; provided, however that such payment is contingent upon the Executive timely signing and not revoking a release of all claims before the end of such thirty (30) day period, provided further, that if such thirty (30) day period crosses over into a different calendar year, then the Retirement Benefit payment shall be made in the latter calendar year.

6.4Notwithstanding anything contained in the Plan, in the event payments are provided to the Executive conditioned upon the occurrence of a Change in Control under this Plan or in connection with any other agreement or benefit plan of the Employer to which the Executive is a party or in which he participates exceeds 2.99 of the Executive’s Base Amount, as that term is defined under Section 280G of the Code and regulations of the Internal Revenue Service promulgated thereunder, the total compensation to be paid to the Executive shall be reduced to an amount that is $1.00 less than 2.99 times the Executive’s Base Amount. The Executive shall have the right to determine which benefits to which he would otherwise be entitled shall be reduced.

Article VII.

UNFUNDED PLAN

7.1The Plan shall be administered as an unfunded plan and is not intended to meet the qualification requirements of the Code. Neither the Executive nor his Beneficiary shall be entitled to receive any payment or benefits under this Plan from a qualified trust maintained in connection with the Employer’s qualified plans, if any.

7.2The Employer may, but is not obligated, to establish a grantor trust or make any investment for the purposes of satisfying its obligation hereunder for payment of benefits, including, but not limited to, investments in one or more registered investment companies under the Investment Company Act of 1940, as amended, to the extent permitted by applicable banking or other law; provided, however, that neither the Executive nor his

Beneficiary shall have any interest in such investment, trust, or reserve. Any trust established under this Plan to which the Employer contributes assets shall be subject to the claims of the Employer’s creditors in the event of the Employer’s insolvency until the contributed assets are paid to Executive’s and their Beneficiaries in such manner and at such times as specified in this Plan. Should the Employer elect to fund this Plan, in whole or in part, through the purchase of life insurance products, the Employer reserves the absolute right, in its sole discretion to terminate such funding at any time, in whole or in part.

7.3At no time shall the Executive or his Beneficiaries be deemed to have any lien nor right, title or interest in or any specific funding investment or to any assets of the Employer. The Executive or his Beneficiary with a vested Retirement Benefit under the Plan shall be an unsecured creditor of the Employer as to any benefit payable under the Plan in the same manner as any other creditor having a general claim for unpaid compensation.

7.4Any asset used or acquired by the Employer in connection with the liabilities it has assumed under this Plan shall not be deemed to be held under any trust for the benefit of the Executive or his Beneficiaries, nor shall it be considered security for the performance of the obligations of the Employer. It shall be, and remain, a general, unpledged, and unrestricted asset of the Employer. The Executive or his Beneficiaries under this Plan shall not have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or his Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Employer’s liabilities shall forthwith cease and terminate.

7.5The Bank shall account for the Plan benefits using the regulatory accounting principles of the Bank’s primary federal regulator. The Bank shall establish a book entry account (which shall be an accrued liability reserve account for the benefit of the Executive) into which appropriate reserves shall be accrued for the Executive until the Executive has attained age 66.

7.6To the extent that the Executive or his Beneficiary acquires a right to receive benefits under the Plan, such rights shall be no greater than those rights which guarantee to the Executive or Beneficiary the strongest claim to such benefits, without resulting in the Executive's or beneficiary's constructive receipt of such benefits.

Article VIII.

ADMINISTRATION OF THE PLAN

8.1Except for the functions reserved to the Company or the full Board, the administration of the Plan shall be the responsibility of the Compensation and Benefits Committee. The Committee shall consist of three or more persons designated by the Company. Members of the Committee shall serve for such terms as the Company shall determine and until their successors are designated and qualified. Any member of the Committee may resign upon at least 60 days written notice to the Company, or may be removed from office by the Company at any time, with or without notice.

8.2The Committee shall hold meetings upon notice at such times and places as it may determine. Notice shall not be required if waived in writing. Any action of the Committee shall be taken pursuant to a majority vote at a meeting, or pursuant to the written consent of a majority of its members without a meeting, and such action shall constitute the action of the Committee and shall be binding in the same manner as if all members of the Committee had joined therein. A majority of the members of the Committee shall constitute a quorum. No member of the Committee shall note or be counted for quorum purposes on any matter relating solely to himself or herself or his or her rights under the Plan. The Committee shall record minutes of any actions taken at its meetings or of any other official action of the Committee. Any person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by the Secretary of the Committee or by any of the members of the Committee or by a representative of the Committee authorized by the Committee to sign the same in its behalf

8.3The Committee shall have the power and the duty to take all actions and to make all decisions necessary or proper to carry out the Plan. The determination of the Committee as to any question involving the Plan shall be final, conclusive and binding. Any discretionary actions to be taken under the Plan by the Committee shall be uniform in their nature and applicable to all persons similarly situated. Without limiting the generality of the foregoing, the Committee shall have the following powers and duties:

(a)The duty to furnish to the Executive, upon request, copies of the Plan;

(b)The power to require any person to furnish such information as it may request for the purpose of the proper administration of the Plan as a condition to receiving any benefits under the Plan;

(c)The power to make and enforce such rules and regulations and prescribe the use of such forms as it shall deem necessary for the efficient administration of the Plan;

(d)The power to interpret the Plan, and to resolve ambiguities, inconsistencies and omissions, which findings shall be binding, final and conclusive;

(e)The power to decide on questions concerning the Plan in accordance with the provisions of the Plan;

(f)The power to determine the amount of benefits which shall be payable to any person in accordance with the provisions of the Plan and to provide a full and fair review to the Executive if a claim for benefits has been denied in whole or in part;

(g)The power to designate a person who may or may not be a member of the Committee as Plan “Administrator”;

(h)The power to allocate any such powers and duties to or among individual members of the Committee; and

(i)The power to designate persons other than Committee members to carry out any duty or power which would otherwise be a responsibility of the Committee or administrator, under the terms of the Plan.

8.4To the extent permitted by law, the Committee and any person to whom it may delegate any duty or power in connection with administering the Plan, the Company, the Bank, and the officers and directors thereof, shall be entitled to rely conclusively upon, and shall be fully protected in any action taken or suffered by them in good faith in the reliance upon, any actuary, counsel, accountant, other specialist, or other person selected by the Committee, or in reliance upon any tables, valuations, certificates, opinions or reports which shall be furnished by any of them. Further, to the extent permitted by law, no member of the Committee, nor the Company, the Bank, nor the officers or directors thereof, shall be liable for any neglect, omission or wrongdoing of any other members of the Committee, agent, officer or employee of the Company or any Employer. Any person claiming benefits under the Plan shall look solely to the Employer for redress.

8.5All expenses incurred before the termination of the Plan that shall arise in connection with the administration of the Plan (including, but not limited to administrative expenses, proper charges and disbursements, compensation and other expenses and charges of any actuary, counsel, accountant, specialist, or other person who shall be employed by the Committee in connection with the administration of the Plan), shall be paid by the Employer.

8.6The claims procedure set forth in this Section 8.6 is the exclusive method of resolving disputes under the Plan.

(a)Any person asserting any rights under this Plan must submit a written claim to the Committee. The Committee shall render a decision within a reasonable period o time from the date on which it received the written claim, not to exceed ninety

(90) days, unless an extension of time is necessary due to reasonable cause.

(b)If a claim is denied in whole or in part, the claimant must be provided with the following information:

(i)A statement of specific reasons for the denial of the claim;

(ii)References to the specific provisions of the Plan on which the denial is based;

(iii)A description of any additional material or information necessary to perfect the claim with an explanation of why such material information is necessary; and

(iv)An explanation of the claim procedure with a statement that the claimant must request review of the decision denying the claim within thirty (30) days following the date on which the claimant received such notice.

(c)The claimant may request that the Board review the denial of a claim. A request for review must be in writing and must be received by the Board within thirty (30) days of the date on which the claimant received written notification of the denial of the claim. The Board will render a decision with respect to a written request for review within sixty (60) days from the date on which the Board received the request for review. If the request for review is denied in whole or in part, the Board shall mail the claimant a written decision that includes a statement of the reasons for the decision.

Article IX.

AMENDMENT OR TERMINATION

9.1The Board shall have the power to suspend or terminate the Plan in whole or in part at any time, and from time to time to extend, modify, amend or revise the Plan in such respects as the Board, by resolution, may deem advisable; provided, however, that no such extension, modification, amendment, revision, or termination shall deprive the Executive or any Beneficiary of any benefit accrued under the Plan, except to the extent such forfeiture is as a result of termination for Cause, or as provided in Article 5 and Section 10.3 of the Plan.

9.2In the event of a termination or partial termination of the Plan, the rights of the Executive to benefits accrued to the date of such termination or partial termination shall become nonforfeitable, except in the event of Executive's termination for Cause, or as provided in Article 5 and Section 10.3 of this Plan.

9.3No amendment of the Plan shall reduce the vested benefits, if any, of the Executive under this Plan, except to the extent that such a reduction would be as a result of the Executive’s termination for Cause, or as permitted pursuant to Article 5 and Section 10.3 of this Plan.

9.4In the event of the termination or partial termination of the Plan and the Executive is then employed by the Employer, the Company shall pay the vested Retirement Benefit, calculated as of the date of termination or partial termination of the Plan, to the Executive or his Beneficiaries in accordance with the payment schedule described in Article 4, subject to the provisions of Article 5 and 10.3 of the Plan. If the Executive’s termination of service, for other than Cause, had occurred on the date the Plan is terminated, the vested Retirement Benefit to which he is entitled as of the date of Separation from Service shall continue to be payable, or if such benefits have not yet commenced, shall be payable in accordance with the payment schedule described in Article 4, subject to the provisions of Article 5 and Section 10.3 of this Plan.

Article X.

GENERAL PROVISIONS

10.1The Plan shall not be deemed to constitute an employment contract between the Employer and the Executive nor shall anything herein contained be deemed to give the Executive any right to be retained in the employ of the Employer, or to interfere with the right of the Employer to discharge the Executive at any time and to treat the Executive without any regard to the effect which such treatment might have upon Executive’s benefits under the Plan.

10.2Notwithstanding any other provision of this Plan, the Retirement Benefit described in Article 3 (or any portion thereof) shall not be payable to the Executive, and his Beneficiaries shall forfeit all rights to any payments under this Plan, if:

(a)The Employer determines that Cause exists for the termination of the Executive’s employment; or

(b)Any benefits, or portion thereof, under the Plan constitute “excess” parachute payments under Section 280G of the Code or are prohibited by banking regulations as set forth in Article 5 of this Plan; or

(c)The Executive is in breach of any of the covenants of confidentiality, non- competition, non-interference with, or non-solicitation of, employees, customers, supplier or agents or similar matters as set forth in subsections (d) and (e) of this Section 10.3, or contained in any employment or other written agreement with the Employer; or

(d)Without the prior written consent of the Company, the Executive discloses or divulges to any third party, except as may be required by his duties, by law, regulation, or order of a court or government authority, or as directed by the Company, or uses to the detriment of the Company or its affiliates or in any business or on behalf of any business competitive with or substantially similar to any business of the Company or the Bank or their affiliates, any Confidential Information obtained during the course of his or her employment by the Company, the Bank or any affiliate of any of either of them, provided that this Section 10.3(d)) shall not be construed as restricting the Executive from disclosing such information to the employees of the Company or the Bank or their affiliates; or

(e)While the Executive is employed by the Company, the Bank, any Employer or any affiliate of any of them or within the period of time that payments of the Retirement Benefit are being made hereunder to the Executive (and including the period immediately after the Executive’s termination of employment and before Retirement Benefits begin) other than following a Change in Control, the Executive (A) interferes with the relationship of the Company, the Bank or their affiliates  with  any  of  their  employees,  suppliers,  agents,  or  representatives

(including, without limitation, causing or helping another business to hire any employee of the Company, the Bank or their affiliates), or (B) directly or indirectly diverts or attempts to divert from the Company, the Bank or their affiliates any business in which any of them has been actively engaged during the period of such employment, or interferes with the relationship of the Company, the Bank or their affiliates with any of their customers or prospective customers, provided, that this Section 10.3(e)) shall not, in and of itself, prohibit the Executive from engaging in the banking, trust, or financial services business in any capacity, including that as an owner or employee, unless otherwise set forth in the Executive’s Employment Agreement with the Company, dated May 21, 2015.

If any of the provisions of subsections (c) through (e) of this Section 10.3 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete from the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of this Section 10.3 shall be unenforceable with respect to scope, duration, or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to the Company, the Bank and their affiliates, to the fullest extent permitted by applicable law, the benefits intended by subsections (c) through (e) of this Section 10.3.

10.3The Employer shall be the sole source of benefits under the Plan, and the Executive, Beneficiary, or any other person who shall claim the right to any payment or benefit under the Plan shall be entitled to look solely to the Employer for payment of benefits.

10.4If the Employer is unable to make payment to any Executive, Beneficiary, or any other person to whom a payment is due under the Plan, because it cannot ascertain the identity or whereabouts of the Executive, Beneficiary, or other person after reasonable efforts have been made to identify or locate such person (including a notice of the payment so due mailed to the last known address of the Executive, Beneficiary, or other person shown on the records of the Employer), such payment and all subsequent payments otherwise due to the Executive, Beneficiary or other person shall be forfeited 24 months after the date such payment first became due; provided, however, that such payment and any subsequent payments shall be reinstated, retroactively, no later than 60 days after the date on which the Executive, Beneficiary, or other person shall make application therefor. Neither the Company, the Committee nor any other person shall have any duty or obligation under the Plan to make any effort to locate or identify any person entitled to benefits under the Plan, other than to mail a notice to such person's last known mailing address.

10.5If upon the payment of any benefits under the Plan, the Employer shall be required to withhold any amounts with respect to such payment by reason of any federal, state or local tax laws, rules or regulations, then the Employer shall be entitled to deduct and withhold such amounts from any such payments.

10.6The Committee, in its discretion, may increase or decrease the amount of the Retirement Benefit payable hereunder if and to the extent that it determines, in good faith, that an increase is necessary in order to avoid the omission of a benefit intended to be payable under this Plan or that a decrease is necessary in order to avoid a duplication of the benefits intended to be payable under this Plan.

Article XI.

MISCELLANEOUS

11.1If, for any reason, any provision of this Plan, or any part of any provision is held invalid, such invalidity shall not affect any other provision of this Plan or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

11.2The provisions of the Plan shall be construed, administered and governed under applicable federal laws and the laws of the State of New Jersey. In applying the laws of the State of New Jersey, no effect shall be given to conflict of laws principles that would cause the laws of another jurisdiction to apply.

11.3The Bank and/or the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s and the Company’s obligations under this Plan, in the same manner and to the same extent that the Bank and/or the Company  would  be required to perform if no such succession or assignment had taken place.

IN WITNESS WHEREOF, the Bank and the Company have duly executed this Plan, effective as of the date first above written.

UNITY BANK

Date: June 4, 2015	By: /s/ David Dallas
David Dallas
Chairman of the Board

UNITY BANCORP, INC.

Date: June 4, 2015	By: /s/ David Dallas
David Dallas Chairman of the Board